Exhibit 99.1

For Release 8:30 AM	Contact: Peg Lupton / Ethan Allen
(203) 743-8234

Ethan Allen Updates Progress and Comments on Business

Danbury, CT (April 10, 2008 ) Ethan Allen Interiors Inc. (NYSE: ETH) updates progress on the plan to consolidate the operations of about twelve of its company owned retail Design Centers and two Retail Service Centers during the March and June quarters which was announced on January 10, 2008, and comments on business for the quarter ended March 31, 2008.

During the quarter ended March 31, 2008, four Design Centers were converted to smaller size Design Studios better suited to the smaller markets they serve. In addition, seven Design Centers and two retail Service Centers were closed and, for the most part, were consolidated into other existing operations resulting in a total pretax restructuring charge of about $4.0 million or $2.5 million after tax and $0.09 per diluted share.

Regarding the business update for the quarter ended March 31, 2008, Mr. Kathwari, Chairman and CEO, commented, “We saw the impact of the weak economy on our sales during the March quarter. Our sales of $235.9 million were 4.3% lower than the previous year quarter and earnings per diluted share is expected to be $0.29 to $0.30 including restructuring charges and $0.38 to $0.39 excluding them.”

Mr. Kathwari further commented, “As indicated in our January conference call, we have taken aggressive steps to convert and consolidate certain existing Design Centers as mentioned above. We have also relocated several existing Design Centers to prominent locations and have substantially completed the installation of the branded Lifestyle presentations in nearly all of the 153 Company operated Design Centers. During the quarter ended March 31, 2008, we opened four new Design Centers, all relocations. We expect to open an additional six or seven in our fourth quarter which will bring the total of new Design Centers opened during the fiscal year to about twenty, which is the largest number of new Design Centers opened in any recent year. All these initiatives have added costs to this fiscal year, especially in the third quarter ended March 31, 2008.”

Mr. Kathwari further stated, “We expect that the added costs of all the above initiatives, which have impacted both gross margins and operating expenses, will be substantially reduced in our next fiscal year. In addition, starting from our next fiscal year we expect to have a substantial reduction in our capital expenditures related to the opening of new Design Centers. We will discuss this in greater detail in our upcoming conference call on April 22nd at 8:30 a.m. During the quarter that will end June 30, 2008, we expect to consolidate the two remaining Design Centers located in New York City with the opening of the new flagship Design Center in Manhattan located at 3rd Avenue and 60th Street. The company expects to take a $3 to $4 million pretax restructuring charge, or $1.9 to $2.5 million after tax, during the fourth quarter. The overall restructuring charges in the third and fourth fiscal quarters are anticipated to have a diluted earnings per share impact of about $0.15 to $0.17 which is less than the previous estimate of $0.20 to $0.22 per diluted share.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 291 design centers in the United States and abroad, of which 153 are Company-owned. Ethan Allen has nine manufacturing facilities, which include two sawmills, located throughout the United States and one manufacturing facility in Mexico.

The Company will release earnings for the third quarter after the market closes on April 21st and will conduct a Conference Call at 8:30 a.m. (Eastern) on Tuesday, April 22nd. The live webcast and replay will be accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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